FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
January 24, 2018	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 2017 EARNINGS, $3.2 MILLION
NON-RECURRING CHARGE FROM NEW TAX LAW

WASHINGTON TOWNSHIP, NJ, JANUARY 24, 2018 - Parke Bancorp, Inc. ("Parke Bancorp") (NASDAQ: "PKBK"), the parent company of Parke Bank, announced its operating results for the quarter and year ended December 31, 2017.
As a result of the enactment of the Tax Cuts and Jobs Act on December 22, 2017, Parke Bancorp was required to re-value its net deferred tax asset ("DTA"). The DTA was written down by $3.2 million, due to the reduced tax rate, a non-recurring charge to provision for income taxes during the quarter. Parke Bancorp expects to benefit prospectively from the reduced corporate tax rate, and should recover this charge in less than one year.
Parke Bancorp reported net income available to common shareholders of $10.8 million, or $1.40 per common share and $1.24 per diluted common share, for the year ended December 31, 2017. This compares to $17.3 million, or $2.31 per common and $1.92 per diluted share, for the year ended December 31, 2016. The 2016 period included an approximately $9.3 million pre-tax gain from the sale of our SBA related assets in April of 2016, which included a $7.6 million gain on sale and relief of $1.7 million of related allowance for loan losses. Income before income taxes for the year was $24.2 million, compared to $18.3 million for the same period last year, excluding the gain from the sale of SBA related assets in 2016, an increase of $5.9 million or 32.4%.
For the quarter ended December 31, 2017, net income available to common shareholders was $325,000, or $0.04 per common share and $0.06 per diluted common share, compared to net income of $3.1 million, or $0.41 per common and $0.35 per diluted common share for the quarter ended December 31, 2016. Income before income taxes for the quarter was $6.3 million, compared to $5.3 million for the same period last year, an increase of $1.0 million or 19.6%.
The following is a recap of other significant items that impacted the fourth quarter of 2017 compared to the same quarter last year: an increase of $1.9 million in interest income, primarily attributable to higher loan volumes, partially offset by an increase of $563,000 in interest expense due to higher deposit volumes, a $200,000 decrease in the provision for loan losses primarily due to improving credit quality, a $127,000 increase in noninterest income and a $662,000 increase in noninterest expense partially attributable to higher compensation expense due to normal salary increases and increased benefit expense.

At December 31, 2017, Parke Bancorp's total assets increased to $1.14 billion, from $1.02 billion at December 31, 2016, an increase of $121.3 million or 11.9%.
Parke Bancorp's total investment securities portfolio decreased to $40.3 million at December 31, 2017, from $47.1 million at December 31, 2016, a decrease of $6.8 million or 14.5%. During the fourth quarter an impaired collateralized debt obligation security (TRUP) with a carrying value of $705,000 was sold.
Parke Bancorp's net loans increased to $1.01 billion at December 31, 2017, from $852.0 million at December 31, 2016, an increase of $159.8 million or 18.8%.
At December 31, 2017, Parke Bancorp had $4.5 million in nonperforming loans representing 0.5% of total loans, a decrease of $6.8 million or 59.9%, from $11.3 million of nonperforming loans at December 31, 2016. Other Real Estate Owned ("OREO") at December 31, 2017 was $7.2 million, compared to $10.5 million at December 31, 2016, a decrease of 31.2%. Nonperforming assets (consisting of nonperforming loans and OREO) represented 1.0% of total assets at December 31, 2017, as compared to 2.1% of total assets at December 31, 2016. The Company has been able to continue to reduce nonperforming assets through sales and workouts while mitigating the financial impact. Loans past due 30 to 89 days were $444,000 at December 31, 2017, a decrease of $192,000 from the previous quarter end.
At December 31, 2017, Parke Bancorp's allowance for loan losses was $16.5 million, as compared to $15.6 million at December 31, 2016. The ratio of allowance for loan losses to total loans was 1.6% at December 31, 2017, and 1.8% at December 31, 2016. The ratio of allowance for loan losses to non-performing loans improved to 364.7% at December 31, 2017, compared to 137.9%, at December 31, 2016.
At December 31, 2017, Parke Bancorp's total deposits were $866.4 million, up from $788.7 million at December 31, 2016, an increase of $77.7 million or 9.9%. The increase was primarily attributable to the successful opening of two new branch locations and a marketing campaign to generate additional deposits.
Parke Bancorp's total borrowings were $128.1 million at December 31, 2017, an increase of $35.0 million from December 31, 2016, or 37.6%, utilized to fund loan growth.
Total shareholders' equity increased to $134.8 million at December 31, 2017, from $127.1 million at December 31, 2016, an increase of $7.7 million or 6.0%.
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:
"Parke Bancorp had another very strong year for growth and earnings. Net Income before income taxes was $24.2 million for the year, an increase of 32.4% from 2016, after deducting the onetime gain on the sale of our SBA company in 2016.  Although like most banks in the country, we were required to make the non-recurring charge to our deferred tax asset due to the new tax law, I believe that the new tax law will be very beneficial to the Company and to the nation's economy. It is clear that many major corporations are moving cash and operations back to the United States due to the reduced tax structure. This will help support strong growth in our country's economy, employment and employee salaries. We will recover the onetime deferred tax asset charge of $3.2 million in less than a year and our Company's reduced tax rate will benefit our shareholders for years. Our loan growth was very strong at close to 20% in 2017. This loan growth was supported by our lending team combined with our two new full-service branches in Collingswood and Chinatown. This loan growth was primarily responsible for the substantial increase of interest on loans income in 2017, from $42.2 million in 2016 to $48.7 million, a 15% increase. We anticipate our strong loan growth to continue as we work to expand our lending team and consider potential opportunities of opening additional loan production offices. The continued strong financial performance of our Company supported our Board of Directors' decision to again increase our quarterly cash dividend to 12 cents per share in July of 2017, total dividends paid in 2017 increased by 42% over 2016. We believe that strong growth of the nation's and region's economy will provide opportunities in the market. Our Company's strong earnings and capital puts us in a great position to take advantage of those opportunities, when available."

Parke Bancorp, Inc. is the holding company for Parke Bank, which operates from its corporate headquarters in Washington Township, New Jersey and 6 branch offices in Washington Township, New Jersey, Northfield, New Jersey, Galloway Township, New Jersey, Collingswood, New Jersey, Center City Philadelphia, and Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to businesses and individuals primarily in Philadelphia and surrounding counties and Southern New Jersey. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the NASDAQ Capital Market under the symbol "PKBK".

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: the future impact on the economy and the Company of the enactment of the Tax Cuts and Jobs Act; the period of time for recovery of the writedown of our DTA through the reduction in corporate tax rates; our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to prudently expand our operations in our market and in new markets; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Financial Condition Data
	December 31,	December 31,	%
	2017	2016	Change
	(in thousands)
Total assets	$1,137,452	$1,016,185	11.9%
Cash and cash equivalents	42,113	70,720	-40.5%
Investment securities	40,259	47,078	-14.5%
Loans, net of unearned income	1,011,717	851,953	18.8%
Deposits	866,386	788,694	9.9%
Borrowings	128,053	93,053	37.6%
Total shareholders' equity	134,780	127,134	6.0%

Operating Ratios
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Return on average assets	0.20%	1.36%	1.13%	1.97%
Return on average common equity	1.08%	11.41%	9.40%	17.04%
Interest rate spread	3.72%	3.74%	3.83%	3.82%
Net interest margin	3.93%	3.91%	4.01%	3.96%
Efficiency ratio	39.31%	38.57%	36.39%	45.64%

Asset Quality Data
	December 31, 2017	December 31, 2016
	(in thousands)
Allowance for loan losses	$16,533	$15,580
Allowance for loan losses to total loans	1.63%	1.83%
Allowance for loan losses to non-accrual loans	364.70%	137.90%
Non-accrual loans	$4,534	$11,298
OREO	$7,248	$10,528

Statements of Income Data
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(in thousands)
Interest and dividend income	$12,953	$11,017	$48,655	$42,202
Interest expense	2,325	1,762	8,280	6,764
Net interest income	10,628	9,255	40,375	35,438
Provision for loan losses	500	700	2,500	1,462
Net interest income after provision for loan losses	10,128	8,555	37,875	33,976
Non-interest income	642	515	1,645	10,290
Non-interest expense	4,430	3,768	15,293	16,628
Income before income taxes	6,340	5,302	24,227	27,638
Provision for income taxes	5,799	1,944	12,389	8,695
Net income attributable to Company and noncontrolling interests	541	3,358	11,838	18,943
Net income attributable to noncontrolling interests	10	19	32	(433)
Net income attributable to Company	551	3,377	11,870	18,510
Preferred stock dividend and discount	226	300	1,119	1,200
Net income available to common shareholders	325	3,077	10,751	17,310

Basic income per common share	0.04	0.41	1.40	2.31
Diluted income per common share	0.06	0.35	1.24	1.92

Weighted shares - basic	7,833,759	7,542,466	7,657,756	7,507,709
Weighted shares - diluted	9,739,384	9,681,258	9,559,635	9,622,272